Exhibit 99.1

ASB Bancorp, Inc. Reports Financial Results For The Third Quarter And Nine Months Ended September 30, 2015

ASHEVILLE, N.C., Oct. 30, 2015 /PRNewswire/ -- ASB Bancorp, Inc. (the "Company") (NASDAQ GM: ASBB), the holding company for Asheville Savings Bank, S.S.B. (the "Bank"), announced today its operating results for the three- and nine-month periods ended September 30, 2015. The Company reported net income of $1.1 million, or $0.28 per diluted common share, for the quarter ended September 30, 2015 compared to $502,000, or $0.12 per diluted common share, for the same quarter of 2014. For the nine months ended September 30, 2015, the Company reported net income of $2.6 million compared to net income of $1.8 million for the same period of 2014. For the year-to-date periods, net income per share increased 51.2% to $0.65 per diluted common share for the nine months ended September 30, 2015 from $0.43 per diluted common share for the nine months ended September 30, 2014. The nine-month period ended September 30, 2014 included a nonrecurring pre-tax earnings credit of $1.3 million that was attributable to the release of loan loss reserves, which distorted the comparisons of the year-over-year loan loss provisions and earnings.

Suzanne DeFerie, President and CEO, commented, "In the third quarter, we continued to see the positive impact of our strategic plan to achieve sustainable, superior performance. We have achieved significant improvement in almost every key performance metric by focusing on our commercial and small business relationships, taking steps to grow mortgage banking, and driving efficiencies and greater productivity. When comparing the September 30 year-over-year periods, loan balances have increased 16.6%, core deposits are up 12.8%, with commercial non-maturity deposits — a focus area — increasing 32.1% over the period and we saw a 14 basis point improvement in the net interest margin."

DeFerie continued, "With the first nine months of 2015 completed and as we begin the fourth quarter, we are well positioned to attain our full-year 2015 growth and performance targets. As indicated in the table below that compares our year-to-date actual performance to our full-year growth and performance targets, we are achieving or very close to achieving all of our targets. We remain resolutely focused on growing the areas where we see the greatest potential, while also taking steps to further reduce nonperforming assets and improve our efficiency ratio. We are pleased with the traction we have already established, and are confident about the further opportunities we see ahead."

2015 Third Quarter Highlights

  Net income for the third quarter of 2015 was $1.1 million, or $0.28 per diluted common share, compared to $502,000, or $0.12 per diluted common share, for the third quarter of 2014.
  Net interest income increased 11.9% to $5.6 million for the three months ended September 30, 2015 from $5.0 million for the three months ended September 30, 2014. The net interest margin improved to 3.00% for the third quarter of 2015 compared to 2.84% for the third quarter of 2014.
  Interest income from loans increased 11.5% in the third quarter of 2015 compared to the third quarter of 2014, which primarily reflected an $84.5 million increase in average loan balances when comparing the two quarters.
  Provisions for loan losses were $191,000 in the third quarter of 2015 compared to $240,000 in the third quarter of 2014. The allowance for loan losses declined to 1.11% of total loans at September 30, 2015 from 1.14% at December 31, 2014, although the allowance coverage of nonperforming loans was 223.7% at September 30, 2015 compared to 221.3% at December 31, 2014.
  Loan balances increased $16.1 million, or 2.9%, to $569.1 million from June 30, 2015. Loans increased $47.3 million, or 9.1%, since December 31, 2014 and increased $81.2 million, or 16.6%, since September 30, 2014 as new loan originations exceeded loan repayments, prepayments and foreclosures. The 2015 increase in loan balances is net of a decrease in the indirect auto lending portfolio due to a strategic decision during the second quarter of 2015 to cease production in this lending area.
  Noninterest income increased 26.9% to $2.1 million for the third quarter of 2015 from $1.6 million for the third quarter of 2014, primarily due to the increase in mortgage banking income and gains realized from the sale of investment securities.
  Noninterest expenses increased 3.8% to $5.8 million for the third quarter of 2015 from $5.6 million for the third quarter of 2014, primarily due to increases in compensation and employee benefits, which included increases of $174,000 for employee incentives and $61,000 for pension plan expenses in 2015.
  Delinquent and nonperforming loans were 0.45% and 0.49%, respectively, of total loans at September 30, 2015, compared to 0.60% and 0.52%, respectively, of total loans at December 31, 2014.
  Nonperforming assets, including foreclosed properties, were 1.46% of total assets at September 30, 2015 compared to 1.51% of total assets at December 31, 2014 and 1.68% of total assets at September 30, 2014.
  Core deposits, which exclude certificates of deposit, increased $40.2 million, or 9.0%, since December 31, 2014 and $55.5 million, or 12.8%, since September 30, 2014. Noninterest-bearing deposits increased $25.3 million, or 25.9%, and commercial non-maturity deposits increased $31.9 million, or 26.2%, since December 31, 2014.
  Book value per common share increased to $22.41 at September 30, 2015 from $21.56 at December 31, 2014 and $21.53 at September 30, 2014.
  Capital remained strong with consolidated regulatory capital ratios of 18.33% common equity tier 1 capital, 13.09% tier 1 leverage capital, 18.33% tier 1 risk-based capital and 19.44% total risk-based capital.

DeFerie concluded, "The results of the third quarter, and of the first nine months of 2015, demonstrate the positive impact of our strategic plan. We have achieved year-over-year and year-to-date improvement on almost every measure of performance, from core deposits and efficiency ratio to earnings and book value per share. For the remainder of the year and into 2016, we expect to continue growing our core focus areas and looking for effective ways to reduce costs, enhance productivity and increase shareholders' returns."

Income Statement Analysis

Net Interest Income. Net interest income increased by $595,000, or 11.9%, to $5.6 million for the three months ended September 30, 2015 compared to $5.0 million for the three months ended September 30, 2014. Total interest and dividend income increased $586,000, or 10.0%, to $6.5 million for the three months ended September 30, 2015 from $5.9 million for the three months ended September 30, 2014, primarily as a result of an increase of $84.5 million in average loan balances, partially offset by a 22 basis point decrease in the average yield on loans. The average yield on mortgage-backed and other investment securities increased 31 basis points for the three months ended September 30, 2015 compared to the same period of 2014, which was partially offset by a decrease of $13.2 million in average mortgage-backed and other investment security balances. Interest expense decreased $9,000, or 1.0%, to $877,000 for the three months ended September 30, 2015 from $886,000 for the three months ended September 30, 2014, primarily due to a $12.0 million decrease in the average balances of certificates of deposit. When comparing these same three-month periods, average noninterest-bearing deposits grew $27.0 million, or 29.9%, which contributed to minimizing deposit interest expense while deposit funding grew.

Net interest income increased by $1.6 million, or 10.6%, to $16.3 million for the nine months ended September 30, 2015 compared to $14.7 million for the nine months ended September 30, 2014. Interest income on loans increased $1.8 million, primarily resulting from an $85.1 million increase in the average loan balances, partially offset by a 23 basis point decrease in the average yield on loans. Interest on securities decreased $260,000, attributable to a $22.5 million decrease in the average balance in mortgage-backed and other investment securities, partially offset by an 8 basis point increase in the average yield earned on the investment portfolio. Interest expense decreased $41,000, or 1.5%, for the nine months ended September 30, 2015. The lower interest expense was primarily attributable to lower average balances of certificates of deposit, as well as average rate reductions of 1 basis point each on certificates of deposit and savings accounts. The decreases in interest expense were partially offset by higher average balances of NOW, money market and savings accounts. For the same nine-month periods, as was the case for the comparable quarterly periods, average noninterest-bearing deposits grew $4.8 million, or 19.1%, which contributed to minimizing deposit interest expense while deposit funding grew.

Noninterest Income. Noninterest income increased $442,000, or 26.9%, to $2.1 million for the three months ended September 30, 2015 from $1.6 million for the three months ended September 30, 2014. Factors that contributed to the increase in noninterest income during the 2015 period included increases of $269,000 in mortgage banking income, $202,000 in net gains from the sale of investment securities, $79,000 in deposit and other service charge income and $36,000 from debit card services, which were partially offset by a decrease of $98,000 in loan fees. The increase in mortgage banking income was attributable to higher volumes of residential mortgage loans originated and sold. Increased transaction volume drove the rise in income from debit card services.

Noninterest income increased $1.0 million, or 21.7%, to $5.7 million for the nine months ended September 30, 2015 from $4.7 million for the nine months ended September 30, 2014. Factors that contributed to the increase in noninterest income during the 2015 period included increases of $686,000 in mortgage banking income, $194,000 in net gains from the sale of investment securities, $119,000 in fees from debit card services, $68,000 in deposit and other service charge income and $21,000 in income from an investment in a Small Business Investment Company. As was the case for the third quarter of 2015, the increase in mortgage banking income was attributable to higher volumes of residential mortgage loans originated and sold, and increased transaction volume that resulted in increased income from debit card services.

Noninterest Expenses. Noninterest expenses increased $213,000, or 3.8%, to $5.8 million for the three months ended September 30, 2015 from $5.6 million for the three months ended September 30, 2014. The increase for the third quarter of 2015 was primarily attributable to increases of $326,000 in compensation and employee benefits and $74,000 in data processing fees, which were partially offset by decreases of $77,000 in professional and outside services and $74,000 in advertising. The increase in compensation and employee benefits included increases of $174,000 for employee incentives and $61,000 in pension plan expenses.

Noninterest expenses decreased $215,000, or 1.2%, to $17.6 million for the nine months ended September 30, 2015 from $17.8 million for the nine months ended September 30, 2014. The lower 2015 noninterest expenses primarily reflected decreases of $248,000 in foreclosed property expenses, $82,000 in occupancy expenses, $76,000 in advertising and $56,000 in professional and outside services, which were partially offset by increases of $195,000 in compensation and employee benefits, $63,000 in consumer loan expenses and $57,000 in indirect auto expenses. The decrease in foreclosed property expenses included a reduction of $119,000 in valuation write-downs of foreclosed properties. Compensation and employee benefits for the nine months ended September 30, 2015 included increases of $319,000 in incentive compensation expenses and $183,000 in pension plan expenses, which were partially offset by a decrease of $403,000 in equity incentive plan expenses primarily due to additional expense of $380,000 in 2014 for accelerated vesting related to the disability of a participant.

Balance Sheet Review

Assets. Total assets increased $37.8 million, or 5.0%, to $797.9 million at September 30, 2015 from $760.1 million at December 31, 2014. Cash and cash equivalents decreased $1.1 million, or 1.9%, to $55.8 million at September 30, 2015 from $56.9 million at December 31, 2014. Investment securities decreased $7.0 million, or 4.8%, to $138.5 million at September 30, 2015 from $145.5 million at December 31, 2014, primarily due to the sale of investment securities to fund loan growth. Loans receivable, net of deferred fees, increased $47.3 million, or 9.1%, to $569.1 million at September 30, 2015 from $521.8 million at December 31, 2014 as new loan originations exceeded loan repayments, prepayments and foreclosures.

Liabilities. Total deposits increased $31.7 million, or 5.3%, to $635.1 million at September 30, 2015 from $603.4 million at December 31, 2014. During the nine months ended September 30, 2015, we continued our focus on core deposit growth, from which we exclude certificates of deposit. Core deposits increased $40.2 million, or 9.0%, to $489.5 million at September 30, 2015 from $449.3 million at December 31, 2014.

Commercial checking and money market accounts increased $31.9 million, or 26.2%, to $153.5 million at September 30, 2015 from $121.6 million at December 31, 2014, reflecting expanded sources of lower cost funding that included a $25.2 million increase in commercial noninterest-bearing demand deposits. Our efforts to obtain new commercial deposit relationships in conjunction with making new commercial loans significantly contributed to this increase and reflects our commitment to establishing diversified relationships with business clients.

Since December 31, 2014, certificates of deposit decreased $8.5 million, or 5.5%, to $145.6 million at September 30, 2015 from $154.1 million at December 31, 2014 as we continued our focus on core deposit growth. Accounts payable and other liabilities increased $2.3 million, or 19.8%, to $13.9 million at September 30, 2015 from $11.6 million at December 31, 2014. The increase in accounts payable and other liabilities at September 30, 2015 was primarily attributable to a $1.0 million increase in escrowed payments from mortgage borrowers, a $605,000 increase in pension plan liabilities and a $513,000 increase in accrued income taxes.

Asset Quality

Provision for Loan Losses. The provision for loan losses was $191,000 for the three months ended September 30, 2015 compared to $240,000 for the three months ended September 30, 2014. The decrease in the provision for loan losses for the third quarter of 2015 was due to improvement in loan delinquencies and the credit quality of the loan portfolio, in addition to fewer charge-offs. The allowance for loan losses totaled $6.3 million, or 1.11% of total loans, at September 30, 2015 compared to $5.9 million, or 1.14% of total loans, at December 31, 2014. We charged off $46,000 in loans during the three months ended September 30, 2015 compared to $172,000 during the three months ended September 30, 2014.

We recorded a provision for loan losses in the amount of $450,000 for the nine months ended September 30, 2015 compared to a recovery of loan losses of $(1.2) million for the nine months ended September 30, 2014. Net charge-offs were $102,000 for the first nine months of 2015 compared to $237,000 for the first nine months of 2014. The increase in the nine-month provision for loan losses primarily resulted from a 2014 reduction in loan loss reserves due to a modification of our loan loss methodology for unimpaired commercial construction and land development, unimpaired residential construction and land development, and unimpaired commercial and industrial loans, which resulted in a nonrecurring reduction of approximately $1.3 million in the reserves for loans not considered impaired. The provision for loan losses for the nine-month period of 2015 was primarily due to loan growth.

Nonperforming Assets. Nonperforming assets totaled $11.7 million, or 1.46% of total assets, at September 30, 2015 compared to $11.5 million, or 1.51% of total assets, at December 31, 2014. Nonperforming assets included $2.8 million in nonperforming loans and $8.9 million in foreclosed real estate at September 30, 2015 compared to $2.7 million and $8.8 million, respectively, at December 31, 2014.

Nonperforming loans increased $127,000 to $2.8 million, or 0.49% of total loans, at September 30, 2015 from $2.7 million, or 0.52% of total loans, at December 31, 2014. Of the $127,000 increase in nonperforming loans for the nine months, $187,000 related to additional nonperforming residential mortgage loans and $24,000 related to commercial and industrial loans, which were partially offset by decreases in commercial mortgages, revolving mortgages and consumer loans. Collateral on nonperforming loans in the amount of $812,000 was moved into foreclosed real estate, while performing troubled debt restructurings ("TDRs") decreased $74,000, or 1.5%, when comparing the same periods. Total performing TDRs and nonperforming assets increased $110,000, or 0.7%, to $16.4 million, or 2.06% of total assets, at September 30, 2015 compared to $16.3 million, or 2.15% of total assets, at December 31, 2014.

At September 30, 2015, nonperforming loans included eight residential mortgage loans that totaled $1.5 million, two commercial mortgage loans that totaled $824,000, four commercial and industrial loans that totaled $245,000 and three revolving home equity loans that totaled $204,000. As of September 30, 2015, the nonperforming loans had specific reserves totaling $111,000.

Foreclosed real estate at September 30, 2015 included nine properties with a total recorded amount of $8.9 million compared to ten properties with a total recorded amount of $8.8 million at December 31, 2014. During the nine months ended September 30, 2015, two new properties that totaled $812,000 were added to foreclosed real estate, while three properties that totaled $119,000 were sold. In addition, the Bank sold three of its 15 units in a mixed-use condominium complex for net proceeds of $508,000 along with two residential lots in a mixed-use lot subdivision and one parcel of land which was a portion of a residential property for net proceeds of $121,000. We recorded $6,000 in loss provisions on foreclosed real estate during the first nine months of 2015, and there were no capital additions during the period.

The Bank's largest foreclosed property resulted from a loan relationship that had an original purpose of constructing a mixed-use retail, commercial office, and residential condominium project located in Western North Carolina. As a result of this foreclosure, the Bank acquired 44 of the 48 condominium units in the building. Following an additional write-down of approximately $630,000 on the loans secured by this collateral in the fourth quarter of 2012, the Bank recorded this foreclosed property in the amount of $9.8 million. During 2013, the Bank recorded additional write-downs totaling $1.6 million, which resulted in an adjusted recorded amount of $8.2 million at December 31, 2013. During the year ended December 31, 2014, the Bank recorded an additional write-down of $133,000 on the property and sold 28 residential condominium units and one office unit. During the first nine months of 2015, the Bank sold one retail unit and two office units. At September 30, 2015, the adjusted recorded amount was $4.0 million for the remaining seven retail units and five office units.

Profile

The Bank is a North Carolina chartered stock savings bank offering traditional financial services through 13 full-service banking centers located in Buncombe, Madison, McDowell, Henderson and Transylvania counties in Western North Carolina and a loan production office in Mecklenburg County. Originally chartered in 1936 and headquartered in Asheville, North Carolina, the Bank is locally managed with a focus on fostering strong relationships with its customers, its employees and the communities it serves. The Bank was recognized as the 2015 #1 Best Bank Overall, #1 Best Bank for Small Business Services and #1 Best Bank for Mortgages by the readers of the Mountain Xpress newspaper in Western North Carolina.

This news release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections, performance and growth targets and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential," and are subject to the protections of the safe harbors created by such acts.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors described in the Company's filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:	Suzanne S. DeFerie
Chief Executive Officer
(828) 254-7411

Selected Financial Condition Data

	September 30,	December 31,
(Dollars in thousands)	2015	2014 (1)	% Change

Total assets	$ 797,856	$ 760,050	5.0%
Cash and cash equivalents	55,765	56,858	-1.9%
Investment securities	138,459	145,461	-4.8%
Loans receivable, net of deferred fees	569,085	521,820	9.1%
Allowance for loan losses	(6,297)	(5,949)	-5.8%
Deposits	635,083	603,379	5.3%
Core deposits (2)	489,519	449,286	9.0%
FHLB advances	50,000	50,000	0.0%
Accounts payable and other liabilities	13,911	11,614	19.8%
Total equity	98,736	94,397	4.6%
(1) Derived from audited consolidated financial statements.
(2) Core deposits are defined as total deposits excluding certificates of deposit.

Selected Operating Data

(Dollars in thousands,	Three Months Ended			Nine Months Ended
except per share data)	September 30,			September 30,
	2015	2014	% Change	2015	2014	% Change

Interest and
dividend income	$ 6,459	$ 5,873	10.0%	$ 18,902	$ 17,385	8.7%
Interest expense	877	886	-1.0%	2,618	2,659	-1.5%
Net interest income	5,582	4,987	11.9%	16,284	14,726	10.6%
Provision for
(recovery of) loan losses	191	240	-20.4%	450	(1,218)	136.9%
Net interest income
after provision for
(recovery of) loan losses	5,391	4,747	13.6%	15,834	15,944	-0.7%
Noninterest income	2,084	1,642	26.9%	5,662	4,652	21.7%
Noninterest expenses	5,837	5,624	3.8%	17,619	17,834	-1.2%
Income before
income tax
provision	1,638	765	114.1%	3,877	2,762	40.4%
Income tax
provision	496	263	88.6%	1,248	915	36.4%
Net income	$ 1,142	$ 502	127.5%	$ 2,629	$ 1,847	42.3%

Net income per
common share:
Basic	$ 0.29	$ 0.13	123.1%	$ 0.67	$ 0.43	55.8%
Diluted	$ 0.28	$ 0.12	133.3%	$ 0.65	$ 0.43	51.2%
Average shares outstanding:
Basic	3,947,445	3,940,229	0.2%	3,923,531	4,246,213	-7.6%
Diluted	4,079,029	4,018,945	1.5%	4,025,431	4,290,201	-6.2%
Ending shares outstanding	4,405,266	4,378,411	0.6%	4,405,266	4,378,411	0.6%

Selected Average Balances and Yields/Costs

	For The Three Months Ended September 30,
	2015		2014
	Average	Yield/	Average	Yield/
(Dollars in thousands)	Balance	Cost	Balance	Cost

Loans receivable	$ 564,562	4.05%	$ 480,074	4.27%
Investment securities, including tax-exempt (1)	138,923	2.19%	152,142	1.88%
Other interest-earning assets	52,843	0.49%	78,551	0.39%
Total interest-earning assets (1)	756,328	3.46%	710,767	3.33%
Interest-bearing deposits	513,519	0.30%	501,698	0.31%
Federal Home Loan Bank advances	50,000	3.93%	50,000	3.93%
Total interest-bearing liabilities	563,678	0.62%	551,969	0.64%

Interest rate spread (1)		2.84%		2.69%
Net interest margin (1)		3.00%		2.84%

	For The Nine Months Ended September 30,
	2015		2014
	Average	Yield/	Average	Yield/
(Dollars in thousands)	Balance	Cost	Balance	Cost

Loans receivable	$ 551,179	4.11%	$ 466,076	4.34%
Investment securities, including tax-exempt (1)	136,537	2.05%	159,057	1.97%
Other interest-earning assets	55,000	0.48%	80,110	0.42%
Total interest-earning assets (1)	742,716	3.46%	705,243	3.36%
Interest-bearing deposits	510,645	0.30%	500,979	0.32%
Federal Home Loan Bank advances	50,000	3.93%	50,000	3.93%
Total interest-bearing liabilities	561,230	0.62%	551,570	0.64%

Interest rate spread (1)		2.84%		2.72%
Net interest margin (1)		2.99%		2.85%
(1) Yields on tax-exempt securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.

Selected Asset Quality Data

	Three Months Ended		Nine Months Ended
Allowance for Loan Losses	September 30,		September 30,
(Dollars in thousands)	2015	2014	2015	2014

Allowance for loan losses, beginning of period	$ 6,124	$ 5,770	$ 5,949	$ 7,307
Provision for (recovery of) loan losses	191	240	450	(1,218)

Charge-offs	(46)	(172)	(435)	(322)
Recoveries	28	14	333	85
Net charge-offs	(18)	(158)	(102)	(237)

Allowance for loan losses, end of period	$ 6,297	$ 5,852	$ 6,297	$ 5,852

Allowance for loan losses as a percent of:
Total loans	1.11%	1.20%	1.11%	1.20%
Total nonperforming loans	223.69%	170.91%	223.69%	170.91%

Nonperforming Assets	September 30,	December 31,
(Dollars in thousands)	2015	2014	% Change

Nonperforming loans:
Nonaccruing loans (1)
Commercial:
Commercial mortgage	$ 824	$ 881	-6.5%
Commercial and industrial	245	221	10.9%
Total commercial	1,069	1,102	-3.0%
Non-commercial:
Residential mortgage	1,541	1,354	13.8%
Revolving mortgage	204	230	-11.3%
Consumer	1	2	-50.0%
Total non-commercial	1,746	1,586	10.1%
Total nonaccruing loans (1)	2,815	2,688	4.7%

Total loans past due 90 or more days
and still accruing	-	-	0.0%

Total nonperforming loans	2,815	2,688	4.7%

Foreclosed real estate	8,871	8,814	0.6%

Total nonperforming assets	11,686	11,502	1.6%

Performing troubled debt restructurings (2)	4,730	4,804	-1.5%
Performing troubled debt restructurings and
total nonperforming assets	$ 16,416	$ 16,306	0.7%

Nonperforming loans as a percent of total loans	0.49%	0.52%
Nonperforming assets as a percent of total assets	1.46%	1.51%
Performing troubled debt restructurings and
total nonperforming assets to total assets	2.06%	2.15%
(1) Nonaccruing loans include nonaccruing troubled debt restructurings.
(2) Performing troubled debt restructurings exclude nonaccruing troubled debt restructurings.

Foreclosed Real Estate by Loan Type	September 30, 2015		December 31, 2014
(Dollars in thousands)	Number	Amount	Number	Amount

Commercial construction and land development	7	$ 8,102	8	$ 8,706
Residential mortgage	2	769	2	108
Total	9	$ 8,871	10	$ 8,814

Foreclosed Real Estate		Nine Months Ended
(Dollars in thousands)		September 30, 2015

Beginning balance		$ 8,814
Transfers from loans		812
Loss provisions		(6)
Loss on sale of foreclosed properties		(1)
Net proceeds from sales of foreclosed properties		(748)
Ending balance		$ 8,871

Selected Average Balances and Performance Ratios

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2015	2014	2015	2014

Selected Average Balances
Average total loans	$ 564,562	$ 480,074	$ 551,179	$ 466,076
Average total interest-earning assets	756,328	710,767	742,716	705,243
Average total assets	792,225	747,794	778,555	745,015
Average total interest-bearing deposits	513,519	501,698	510,645	500,979
Average total deposits	630,733	591,883	617,479	584,905
Average total interest-bearing liabilities	563,678	551,969	561,230	551,570
Average total shareholders' equity	97,813	95,756	96,850	100,106

Selected Performance Ratios
Return on average assets (1)	0.57%	0.27%	0.45%	0.33%
Return on average equity (1)	4.63%	2.08%	3.63%	2.47%
Interest rate spread (1) (2)	2.84%	2.69%	2.84%	2.72%
Net interest margin (1) (3)	3.00%	2.84%	2.99%	2.85%
Noninterest expense to average assets (1)	2.92%	2.98%	3.03%	3.20%
Efficiency ratio (4)	74.81%	83.68%	79.09%	90.53%
(1) Ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. Yields on tax-exempt securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.
(3) Represents net interest income as a percent of average interest-earning assets. Yields on tax-exempt securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.
(4) Represents noninterest expenses divided by the sum of net interest income, on a tax-equivalent basis using a 34% federal marginal tax rate, and noninterest income.

Quarterly Earnings Data

	Three Month Periods Ended
(Dollars in thousands,	September 30,	June 30,	March 31,	December 31,	September 30,
except per share data)	2015	2015	2015	2014	2014

Income Statement Data:
Interest and dividend income	$ 6,459	$ 6,289	$ 6,154	$ 6,117	$ 5,873
Interest expense	877	880	861	877	886
Net interest income	5,582	5,409	5,293	5,240	4,987
Provision for loan losses	191	65	194	220	240
Net interest income after provision for
loan losses	5,391	5,344	5,099	5,020	4,747
Noninterest income	2,084	1,968	1,610	1,681	1,642
Noninterest expenses	5,837	6,010	5,772	5,714	5,624
Income before income
tax provision	1,638	1,302	937	987	765
Income tax provision	496	437	315	345	263
Net income	$ 1,142	$ 865	$ 622	$ 642	$ 502

Data Per Common Share:
Net income per share – Basic	$ 0.29	$ 0.22	$ 0.16	$ 0.17	$ 0.13
Net income per share – Diluted	$ 0.28	$ 0.22	$ 0.16	$ 0.16	$ 0.12
Book value per share	$ 22.41	$ 21.96	$ 21.93	$ 21.56	$ 21.53
Weighted average shares outstanding:
Basic	3,947,445	3,923,199	3,899,419	3,867,296	3,940,229
Diluted	4,079,029	4,013,332	3,975,886	3,952,660	4,018,945
Ending shares outstanding	4,405,266	4,378,411	4,378,411	4,378,411	4,378,411

Quarterly Financial Condition Data

	As Of	As Of	As Of	As Of	As Of
	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2015	2015	2015	2014 (1)	2014

Ending Balance Sheet Data:
Total assets	$ 797,856	$ 783,299	$ 774,420	$ 760,050	$ 749,033
Cash and cash equivalents	55,765	52,990	60,061	56,858	78,412
Investment securities	138,459	138,712	133,118	145,461	149,530
Loans receivable, net of deferred fees	569,085	552,999	541,706	521,820	487,904
Allowance for loan losses	(6,297)	(6,124)	(6,042)	(5,949)	(5,852)
Deposits	635,083	623,963	612,287	603,379	594,798
Core deposits (2)	489,519	473,674	458,465	449,286	433,983
FHLB advances	50,000	50,000	50,000	50,000	50,000
Total equity	98,736	96,163	96,008	94,397	94,285

Regulatory Capital Ratios(3):
Common equity tier 1 capital	18.33%	18.40%	18.42%	n/a	n/a
Tier 1 leverage capital	13.09%	13.02%	13.16%	13.17%	13.17%
Tier 1 risk-based capital	18.33%	18.40%	18.42%	19.83%	21.17%
Total risk-based capital	19.44%	19.49%	19.53%	21.01%	22.42%

Asset Quality:
Nonperforming loans	$ 2,815	$ 2,912	$ 3,059	$ 2,688	$ 3,424
Nonperforming assets	11,686	12,293	12,442	11,502	12,593
Nonperforming loans to total loans	0.49%	0.53%	0.56%	0.52%	0.70%
Nonperforming assets to total assets	1.46%	1.57%	1.61%	1.51%	1.68%
Allowance for loan losses	$ 6,297	$ 6,124	$ 6,042	$ 5,949	$ 5,852
Allowance for loan losses to total loans	1.11%	1.11%	1.12%	1.14%	1.20%
Allowance for loan losses to
nonperforming loans	223.69%	210.30%	197.52%	221.32%	170.91%
(1) Derived from audited consolidated financial statements.
(2) Core deposits are defined as total deposits excluding certificates of deposit.
(3) Regulatory capital ratios are based on BASEL III capital standards for 2015 quarters and BASEL I capital standards for 2014 quarters.

Comparison of Actual Performance to Key Performance Indicator (KPI) Targets

Key	2013	2014	2015	2015	2016	2017	2018
Performance	Full- Year	Full -Year	Nine-Month	Full-Year	Full-Year	Full-Year	Full-Year
Indicator	Actual	Actual	Actual	Target	Target	Target	Target
			September 30

Net income
growth	68.7%	71.2%	42.3%	40%-50%	60%-70%	25%-35%	15%-25%
Return on
average
equity	1.37%	2.51%	3.63%(1)	3.7%-4.2%	5.8%-6.5%	7.2%-8.0%	8.1%-9.0%
Return on
average
assets	0.19%	0.33%	0.45%(1)	0.4%-0.5%	0.6%-0.8%	0.8%-1.0%	1.0%-1.1%
Efficiency (2)	93.16%	88.17%	79.09%	72%-82%	63%-73%	58%-68%	54%-64%
Net interest
margin (3)	2.72%	2.87%	2.99%(1)	2.9%-3.1%	3.1%-3.3%	3.4%-3.5%	3.5%-3.6%
Loan
growth	15.9%	16.2%	12.1%(1)	9%-13%	8%-12%	5%-9%	2%-7%
Asset
growth	-2.2%	3.7%	6.7%(1)	5%-9%	4%-8%	0%-4%	3%-7%
Deposit
growth	-1.0%	5.3%	7.0%(1)	6%-10%	4%-8%	4%-8%	4%-8%
Core
deposit (4)
growth	4.3%	10.7%	12.0%(1)	10%-14%	5%-9%	5%-9%	5%-9%
(1) Ratios are annualized.
(2) Represents noninterest expenses divided by the sum of net interest income, on a tax-equivalent basis using a 34% federal marginal tax rate, and noninterest income.
(3) Represents net interest income as a percent of average interest-earning assets. Yields on tax-exempt securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.
(4) Core deposits are defined as total deposits excluding certificates of deposit.

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